FOR IMMEDIATE RELEASE

THE STANLEY WORKS ADDS LAWRENCE A. ZIMMERMAN TO BOARD OF DIRECTORS

New Britain, Connecticut, July 26, 2005 ... The Board of Directors of The Stanley Works (NYSE: SWK) announced the election of a new member, Lawrence A. Zimmerman, senior vice president and Chief Financial Officer of Xerox Corporation (NYSE: XRX). Prior to joining Xerox in June 2002, Zimmerman held senior finance positions over a 31-year period with IBM (NYSE: IBM), including vice president of finance and planning for IBM’s Server and Technology division, head of finance for its Europe, Middle East and Africa operations, and corporate controller.

John F. Lundgren, Chairman and Chief Executive Officer of The Stanley Works, stated: “We are privileged that Larry Zimmerman has joined our Board. Larry is an astute businessman with global experience leading all aspects of finance, treasury, tax and audit operations. Stanley will benefit from his knowledge, business acumen and financial expertise and we welcome him to our Board.”

Mr. Zimmerman graduated from New York University with a Bachelor of Science degree in finance and earned a master’s degree in business administration from Adelphia University.

The Stanley Works, an S&P 500 company, is a worldwide supplier of tools and security solutions for professional, industrial and consumer use.

Contact: Gerry Gould

VP, Investor Relations

(860) 827-3833

ggould@stanleyworks.com

The Stanley Works corporate press releases are available in the Investor Relations section of the company’s Internet web site at www.stanleyworks.com.